EXHIBIT 99.1
LIVE NATION REPORTS
FIRST QUARTER 2006 FINANCIAL RESULTS
- Consolidated Revenue Increases 16% -
- Positive Net Income Achieved -
LOS ANGELES, CALIFORNIA — May 5, 2006 — Live Nation (NYSE: LYV), a leading live event, venue management and digital distribution company, announced today first quarter financial results for the period ended March 31, 2006. Live Nation will discuss these results on a conference call today at 11:00 a.m. Eastern Daylight Time. A live broadcast of the conference call will be available on the company’s website, located at www.livenation.com.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure(s), together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is included at the end of this press release.
The company reported revenues of $516.6 million in the first quarter of 2006, an increase of $72.1 million, or 16%, as compared to the first quarter of 2005. Included in revenue is a $9.1 million decline due to movements in foreign exchange.
Operating income for the quarter increased by $35.6 million to $8.1 million, including a $7.7 million gain from the sale of operating assets. Net income increased by $23.8 million to $1.1 million. Diluted earnings per share for the quarter amounted to $0.02.
OIBDAN (defined by the company as operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense) was $16.2 million in the first quarter of 2006, compared to a loss of $12.1 million in the first quarter of 2005. OIBDAN is a non-GAAP financial measure. A reconciliation of OIBDAN to operating income (loss) and net income (loss), its most directly comparable GAAP financial measures, is included at the end of this press release.
“We delivered strong revenue growth in the quarter led by healthy gains across the majority of our businesses,” said Michael Rapino, Live Nation’s Chief Executive Officer. “With the reorganization of our company complete and a more efficient cost structure in place we are now focused on aggressively executing our multi-pronged growth strategy. Our position as a global leader in live entertainment, our streamlined management team and our strong balance sheet provide us with a solid foundation from which to build our business. We believe we have an extraordinary opportunity to maximize the value of our assets, including our artist relationships, our network of venues and the millions of fans who attend our events annually. At the core of our business plan is our focus on increasing the value we provide to our customers before, during and after our events. We are vertically integrating toward the fan with the ultimate goal of positioning Live Nation as the place to go for live entertainment, products and services.”
Mr. Rapino continued, “While it remains early in the implementation of our business plan, we are making progress across a wide spectrum of initiatives. A culture of accountability is taking hold across our operations and we are actively pursuing higher margin and more profitable opportunities. As we enter the busiest season of the year, we are pleased with the overall trends we are seeing across our businesses. We are confident that we will demonstrate tangible progress in implementing our strategy as the year unfolds.”

Following Live Nation’s spin-off from Clear Channel Communications, Inc. in December 2005, the company reorganized its business units and the way in which these businesses are assessed. Accordingly, beginning in 2006, the company changed its reportable operating segments to Events, Venues and Sponsorship, and Digital Distribution. The Events segment principally involves the promotion or production of live music shows, theatrical performances and specialized motor sports events. The Venues and Sponsorship segment principally involves the operation of venues and the sale of premium seats, national and local sponsorships and placement of advertising, including signage, promotional programs and naming of subscription series and venues. The Digital Distribution segment principally involves the management of the company’s on-line and wireless distribution activities, including the development of the company’s website and managing the company’s in-house ticketing operations and third-party ticketing relationships. Included in the Digital Distribution revenue are ticket rebates earned on tickets sold by phone, outlet and over the internet, for events promoted by the Events division.
The company has reclassified all periods presented to conform to the current year presentation. Revenue and expenses earned and charged between segments are eliminated in consolidation.
Segment Financial Information (unaudited)

		Venues and	Digital				Consolidated
(in thousands)	Events	Sponsorship	Distribution	Other	Corporate	Eliminations	and Combined
Three months ended March 31, 2006
Revenue	$422,260	$77,559	$10,588	$9,006	$—	$(2,846)	$516,567
Direct operating expenses	353,083	26,676	249	671	—	(2,847)	377,832
Selling, general and administrative expenses	53,387	53,061	2,298	7,269	—	1	116,016
Depreciation and amortization	1,996	12,212	66	235	496	—	15,005
Loss (gain) on sale of operating assets	(13)	4	—	(7,651)	(68)	—	(7,728)
Corporate expenses	—	—	—	—	7,379	—	7,379

Operating income (loss)	$13,807	$(14,394)	$7,975	$8,482	$(7,807)	$—	$8,063

Three months ended March 31, 2005
Revenue	$344,368	$74,613	$9,862	$20,497	$—	$(4,857)	$444,483
Direct operating expenses	285,607	26,488	393	6,960	—	(4,814)	314,634
Selling, general and administrative expenses	66,296	45,638	749	10,363	—	(15)	123,031
Depreciation and amortization	2,324	11,307	76	641	1,129	—	15,477
Loss (gain) on sale of operating assets	(42)	(129)	—	(183)	(3)	—	(357)
Corporate expenses	—	—	—	—	19,224	—	19,224

Operating income (loss)	$(9,817)	$(8,691)	$8,644	$2,716	$(20,350)	$(28)	$(27,526)

Events
Events reported revenue of $422.3 million, an increase of $77.9 million, or 23%, as compared to the first quarter of 2005. This was attributable primarily to increased events, attendance and ticket prices for domestic music and motor sports events, offset by declines in our international music and global theater revenues.
The increase in our domestic music revenue is primarily due to an increase in the number of events by artists such as Billy Joel, Coldplay, Aerosmith, Toby Keith and Rascal Flatts, principally in third-party arenas. The decline in our international music revenue is due primarily to a decline in the number of high profile tours in the United Kingdom during the first quarter of 2006. The decrease in our global theater revenue is due to a decline in the number of events in 2006 as compared to 2005.
Events direct operating expenses increased $67.5 million, or 24%, during the three months ended March 31, 2006, as compared to the three months ended March 31, 2005, mainly due to an increase in our domestic direct operating expenses related to the increased revenues, partially offset by decreases in our international music and global theater direct operating expenses.
Selling, general and administrative expenses for the segment declined by $12.9 million, or 19%, in the first quarter of 2006, principally due to an $11.9 million reduction in legal contingencies and expenses as compared to the first quarter of 2005.
Operating income for the Events segment for the first quarter of 2006 was $13.8 million compared to a loss of $9.8 million for the prior year period. The improvement in operating income was primarily driven by improved results from domestic music and motor sports events and the above-mentioned decrease in legal contingencies and expenses.
Venues and Sponsorship
Venues and Sponsorship reported revenue of $77.6 million for the first quarter of 2006, an increase of $2.9 million, or 3.9%, as compared to the first quarter of 2005, reflecting a year-over-year increase in sponsorship revenues and the impact of the Mean Fiddler venues acquired in the third quarter of 2005. These increases were partly offset by lower revenues at some theatrical venues due to weaker content compared to the first quarter of 2005.
Although direct operating expenses remained flat compared to 2005, selling, general and administrative expenses for the segment increased by $7.4 million, or 16%, in the first quarter of 2006 primarily as a result of the acquisitions of a 50.1% interest in Mean Fiddler in the third quarter of 2005 and 51.0% interest in the Historic Theater Group in 2006, as well as costs associated with building a new global venue management team.
Venues and Sponsorship operating results for the first quarter of 2006 decreased to a loss of $14.4 million from a loss of $8.7 million for the prior year period. The decrease was attributable to the results for a few of our larger theatrical venues being down compared to 2005 based on available content in the first quarter of 2006 and due to additional costs incurred related to building the venue management team in 2006.
Digital Distribution
Digital Distribution reported revenue of $10.6 million for the first quarter of 2006, an increase of $0.7 million, or 7.4%, as compared to the first quarter of 2005, primarily due to additional ticket service charge rebates arising from the increase in the number of events and attendance within our Events division.
Digital Distribution’s selling, general and administrative expenses increased $1.5 million during the three months ended March 31, 2006, as compared to the three months ended March 31, 2005, due primarily to the hiring of management and staff to run this division and build our on-line presence.
Operating income for the first quarter of 2006 for Digital Distribution was $8.0 million, a decrease of $0.7 million, or 7.7%, from the prior year period. This decrease is attributable to the increased costs related to building the management team and developing our on-line presence.

Other Operations
Our other operations, which includes our sports representation business and a number of other businesses that were sold or terminated in 2005, reported revenue of $9.0 million for the first quarter of 2006, a decrease of $11.5 million, or 56%, as compared to the first quarter of 2005. This was primarily due to a decrease in our sports business resulting from an Australian golf event managed in 2005 that we are no longer managing due to its relocation to another country, as well as the sale of a portion of our sports representation assets in Los Angeles.
Other direct operating expenses decreased $6.3 million, or 90%, during the three months ended March 31, 2006, as compared to the three months ended March 31, 2005, due primarily to the loss of the Australian golf event referred to above.
Operating income for the first quarter of 2006 for other operations increased to $8.5 million, an increase of $5.8 million from the prior year period. This increase is primarily due to the gain on the sale of a portion of the sports representation assets in Los Angeles, partially offset by the loss of income related to the Australian golf event.
Corporate Expenses
Corporate expenses decreased $11.8 million, or 62%, during the three months ended March 31, 2006, as compared to the three months ended March 31, 2005, primarily as a result of a reduction of $12.3 million in litigation contingencies and expenses compared to 2005.
Interest
Interest expense increased $7.2 million during the three months ended March 31, 2006 as compared to the same period of 2005, primarily due to interest expense related to our term loan and redeemable preferred stock issued at the time of the spin-off in December 2005. Our interest expense with Clear Channel Communications decreased $11.2 million during the three months ended March 31, 2006 as compared to the three months ended March 31, 2005 as this debt was repaid to, or contributed to our capital by, Clear Channel as of December 21, 2005.
Free Cash Flow
Free cash flow for the quarter amounted to $27.7 million, an increase of $11.8 million, or 74%, over the same period in 2005. This increase was driven by an increase in cash provided by operating activities of $15.7 million offset by an increase in maintenance capital expenditures of $4.0 million. Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to net cash provided by operating activities, its most directly comparable GAAP financial measure, is included at the end of this press release.
Cash and Debt
Cash and cash equivalents at March 31, 2006, totaled $408.8 million, an increase of $5.1 million over the balance at December 31, 2005.
Total debt, including preferred stock, at March 31, 2006 totaled $406.3 million, a reduction of $0.5 million compared to the balance at December 31, 2005.
Stock Option Accounting
We adopted Financial Accounting Standards Board Standard No. 123 (revised 2004), Share-Based Payment, Statement 123(R), effective January 1, 2006. Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. We estimate fair value of our stock options at the date of grant using the

Black-Scholes option pricing model. We chose the modified-prospective application of Statement 123(R) and recorded $0.5 million as part of non-cash compensation expense during the three months ended March 31, 2006. This expense was recorded to selling, general and administrative expenses in Events and Venues and Sponsorship for $0.3 million and $0.1 million, respectively, and in corporate expenses for $0.1 million.
Share Repurchase
On December 22, 2005, Live Nation’s board of directors authorized a $150 million share repurchase program, effective through December 31, 2006. As of March 31, 2006, Live Nation had purchased 3.4 million shares for an aggregate purchase price of $42.7 million, including commissions and fees, at an average price of $12.65 per share. Subsequent to the first quarter of 2006, the company has not purchased any additional shares.
Live Nation will continue to base its decisions on amounts of repurchases and their timing on such factors as the stock price, general economic and market conditions and the company’s debt levels. The repurchase program may be suspended or discontinued at any time. Shares of stock repurchased under the plan will be held as treasury shares.
Other Significant Events During and Subsequent to the First Quarter
•	On January 11, 2006, the company signed an exclusive deal to join a partnership between Korn and EMI.

•	On January 25, 2006, the company announced a 15-year agreement to manage and promote the world famous Wembley Arena in London.

•	On February 6, 2006, the company announced a partnership with Nokia to launch new live music service ticketrush.co.uk.

•	On April 28, 2006, the company divested its interest in Planet Hollywood, Las Vegas, a venue project, to BASE Entertainment. BASE Entertainment also purchased a minority interest in Andrew Lloyd Weber’s Phantom at the Venetian and the touring property Cirque du Soleil/Delirium, which is itself a partnership with Cirque du Soleil American .
Conference Call
The company will host a teleconference to discuss its first quarter 2006 financial results today Friday, May 5th at 11:00 a.m. Eastern Daylight Time/8:00 a.m. Pacific Daylight Time. To access the teleconference, please dial 973-582-2785 ten minutes prior to the start time. The teleconference will also be available via live webcast under the “About Us” portion of the company’s website located at www.livenation.com.
If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Friday, May 12, 2006, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 7304589. The webcast will also be archived on the company’s website for 30 days.
About Live Nation
Live Nation is a leading live event, venue and digital distribution company focused on creating superior experiences for artists, performers, corporations and fans. Live Nation owns, operates or has booking rights for 153 venues worldwide and produced over 29,500 events in 2005. Live Nation operates more than 60 websites globally. Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV”. For more information regarding Live Nation and its businesses, please visit the company’s website at www.livenation.com.
# # #

Contacts:

Investors:	Press:
Mike Smargiassi/Jonathan Lesko	John Vlautin
Brainerd Communicators	Live Nation
212-986-6667	310-867-7127
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Live Nation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “believe”, “expect”, “anticipate”, “plans”, and “estimates”, and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by forward-looking statements include, but are not limited to, those described in Live Nation’s Form 10-K for the year ended December 31,2005 and in the company’s other filings with the SEC. Other unknown or unpredictable factors could have material adverse effects on Live Nation’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
(See attached financial statements)

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
	2006	2005
	(in thousands except share and per
	share data)
Revenue	$516,567	$444,483
Operating expenses:
Direct operating expenses	377,832	314,634
Selling, general and administrative expenses	116,016	123,031
Depreciation and amortization	15,005	15,477
Gain on sale of operating assets	(7,728)	(357)
Corporate expenses	7,379	19,224

Operating income (loss)	8,063	(27,526)
Interest expense	7,813	619
Interest expense with Clear Channel Communications	—	11,188
Equity in earnings of nonconsolidated affiliates	1,824	510
Other income (expense) — net	(239)	944

Income (loss) before income taxes	1,835	(37,879)
Income tax benefit (expense):
Current	(167)	12,151
Deferred	(551)	3,001

Net income (loss)	1,117	(22,727)
Other comprehensive income, net of tax:
Unrealized holding gain on cash flow derivatives	492	—
Foreign currency translation adjustments	3,678	9,583

Comprehensive income (loss)	$5,287	$(13,144)

Net income per common share:
Basic	$.02

Diluted	$.02

Weighted average common shares outstanding:
Basic	63,971,508

Diluted	64,480,376

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
	March 31,
	2006	2005
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,117	$(22,727)
Reconciling items:
Depreciation	14,748	14,780
Amortization of intangibles	257	697
Deferred income tax expense (benefit)	551	(3,001)
Amortization of debt issuance costs	105	—
Current tax benefit dividends to owner	—	(14,182)
Non-cash compensation expense	861	343
Gain on sale of operating assets	(7,728)	(357)
Loss on sale of other investments	2,257	—
Equity in earnings of nonconsolidated affiliates	(1,824)	(510)
Minority interest expense (income)	(835)	173
Decrease in other — net	—	(17)
Changes in operating assets and liabilities, net of effects of acquisitions:
Increase in accounts receivable	(13,067)	(10,777)
Increase in prepaid expenses	(96,978)	(141,555)
Decrease (increase) in other assets	7,204	(14,758)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(20,061)	7,436
Increase in deferred income	152,744	209,003
Decrease in minority interest liability	(194)	(1,090)

Net cash provided by operating activities	39,157	23,458
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in notes receivable, net	(4,719)	865
Decrease (increase) in investments in, and advances to, nonconsolidated affiliates — net	(4,248)	346
Proceeds from disposal of other investments	1,743	—
Purchases of property, plant and equipment	(17,158)	(22,607)
Proceeds from disposal of operating assets	12,136	133
Acquisition of operating assets	(2,177)	656
Decrease in other — net	98	12

Net cash used in investing activities	(14,325)	(20,595)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt with Clear Channel Communications	—	37,337
Payments on long-term debt	(779)	(287)
Payments for purchase of common stock	(24,717)	—

Net cash provided by (used in) financing activities	(25,496)	37,050
Effect of exchange rate changes on cash	5,777	2,675
Net increase in cash and cash equivalents	5,113	42,588
Cash and cash equivalents at beginning of period	403,716	179,137

Cash and cash equivalents at end of period	$408,829	$221,725

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(unaudited)	(audited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$408,829	$403,716
Accounts receivable, less allowance of $9,184 as of March 31, 2006 and $9,518 as of December 31, 2005	196,229	190,207
Prepaid expenses	212,369	115,055
Other current assets	37,345	46,714

Total Current Assets	854,772	755,692
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	919,220	910,926
Furniture and other equipment	169,534	166,004
Construction in progress	46,939	39,856

	1,135,693	1,116,786
Less accumulated depreciation	322,231	307,867

	813,462	808,919
INTANGIBLE ASSETS
Definite-lived intangibles — net	12,172	12,351
Goodwill	140,655	137,110
OTHER ASSETS
Notes receivable, less allowance of $745 as of March 31, 2006 and December 31, 2005	4,028	4,720
Investments in, and advances to, nonconsolidated affiliates	36,903	30,660
Other assets	30,310	27,132

Total Assets	$1,892,302	$1,776,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$40,563	$37,654
Deferred income	386,150	232,754
Accrued expenses	375,071	405,507
Current portion of long-term debt	25,939	25,705

Total Current Liabilities	827,723	701,620
Long-term debt	340,363	341,136
Other long-term liabilities	40,540	30,766
Minority interest liability	25,618	26,362
Series A and Series B redeemable preferred stock	40,000	40,000
Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY
Common stock	672	672
Additional paid-in capital	748,798	748,011
Retained deficit	(86,446)	(87,563)
Cost of shares held in treasury	(42,719)	(18,003)
Accumulated other comprehensive loss	(2,247)	(6,417)

Total Shareholders’ Equity	618,058	636,700

Total Liabilities and Shareholders’ Equity	$1,892,302	$1,776,584

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP MEASURES (UNAUDITED)

Reconciliation of OIBDAN to operating income (loss) and	Three months ended
net income (loss)—Consolidated and Combined	March 31,
	2006	2005
	(in thousands)
OIBDAN	$16,201	$(12,063)
Depreciation and amortization	15,005	15,477
Loss (gain) on sale of operating assets	(7,728)	(357)
Non-cash compensation expense	861	343

Operating income (loss)	8,063	(27,526)
Interest expense	7,813	619
Interest expense with Clear Channel Communications	—	11,188
Equity in earnings of nonconsolidated affiliates	1,824	510
Other income (expense) — net	(239)	944

Income (loss) before income taxes	1,835	(37,879)
Income tax benefit (expense):
Current	(167)	12,151
Deferred	(551)	3,001

Net income (loss)	$1,117	$(22,727)

Reconciliation of free cash flow to net cash provided by	Three months ended
operating activities	March 31,
	2006	2005
	(in thousands)
Free cash flow	$27,722	$15,924
Maintenance capital expenditures	11,435	7,534

Net cash provided by operating activities	$39,157	$23,458

Definitions and Use of Non-GAAP Measures
OIBDAN is a non-GAAP financial measure that the company defines as operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The company uses OIBDAN to evaluate the performance of its operating segments. The company believes that information about OIBDAN assists investors by allowing them to evaluate changes in the operating results of the company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. OIBDAN is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Accordingly, OIBDAN should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, OIBDAN as presented above may not be comparable to similarly titled measures of other companies.
Free cash flow is a non-GAAP financial measure that the company defines as cash flow from operations less maintenance capital expenditures. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make acquisitions and repurchase shares.